Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement of Blade Air Mobility, Inc. of Form S-1 on Form S-3 (File No. 333-256640) of our report dated December 20, 2021, with respect to our audits of the consolidated financial statements of Blade Air Mobility, Inc. as of September 30, 2021 and 2020 and for the three years in the period ended September 30, 2021 appearing in the Annual Report on Form 10-K of Blade Air Mobility, Inc. for the year ended September 30, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Melville, NY

May 31, 2022